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(SHI Letterhead)

April 23, 2001 (By Facsimile to 561-688-8893, Mail Confirmation)

Stephen J. Hansbrough, President & COO
HEARx, Ltd.
1250 Northpoint Parkway
West Palm Beach FL 33407

Dear Steve,

I am pleased to present you with this Letter of Intent. This outlines how HEARx, Ltd. ("HEARx") and Siemens Hearing Instruments, Inc. ("SHI") (each individually referred to herein as a Party, and collectively referred to herein as "Parties") can form an alliance to promote our mutual interests and increase our respective market shares in the United States. This letter sets forth the terms under which we propose to form a strategic alliance (the "Alliance") with you. Except as provided in paragraphs 6, 7, and 9 below, this letter is only an expression of mutual intent; this letter is not a contract and is not legally binding on HEARx or on SHI.

RECITAL:

SHI is a manufacturer of hearing aids; HEARx sells hearing aids at retail and administers hearing healthcare programs sponsored by HMO's and insurance companies. SHI is a major supplier of hearing aids to HEARx and HEARx is a major customer of SHI.

Proposed Terms:

1. PURPOSE. The purpose of the Alliance is a) to provide HEARx with a credit facility that HEARx can use to purchase the "toxic preferred" shares of HEARx that are presently outstanding and to provide working capital, b) to provide SHI with an assured distribution outlet in the areas serviced by HEARx centers as provided in paragraph 3 below, and c) to provide a framework whereby SHI can assist HEARx in its plans for growth.

2. LINE OF CREDIT. SHI will provide HEARx with a line of credit of $7.5 million dollars. The line of credit will bear interest at 12% in arrears, compounded monthly, and will be amortized over 20 quarters. If there is a change of control of HEARx ( i.e., HEARx is purchased by another firm) then all sums owed SHI under the Line of Credit will immediately become due and payable.

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3.  EXCLUSIVE SUPPLY AGREEMENT. During the five year period commencing from the effective date hereof, HEARx hereby agrees to purchase from SHI at least 90% of total hearing aid requirements, while maintaining the same percentage of high technology units purchased during HEARx's fiscal year 2000. The parties agree that if HEARx were to breach this obligation by purchasing less than 70% of its annual hearing aid requirements from SHI, damages would be uncertain and difficult to ascertain, and accordingly agree that breach of this obligation would be a proper basis for granting injunctive relief to SHI.

    In the event of a change in control of HEARx, SHI will terminate the herein-established exclusive supply agreement immediately upon receipt of $50,000,000.

4. SIEMENS' INDUSTRY COMMITMENT. SHI fully intends to continue to be the leader in Hearing Aid Technology and to maintain its high level of Hearing Aid product quality.

5. SIEMENS/HEARX VOLUME PURCHASE DISCOUNT AGREEMENT. Both parties will negotiate and execute a separate "Volume Purchase Discount" agreement in conjunction with the Line of Credit referred to herein. That Volume Purchase Discount agreement will grant HEARx additional price discounts on all SHI units purchased if HEARx purchases 90% of its hearing aid requirements from SHI. Such discounts will be paid as rebates and will be credited to HEARx on a quarterly basis over the 20 quarters of the Line of Credit. Each rebate will equal one of the 20 quarterly payments of principal and interest due to SHI under the Line of Credit.

6. CONFIDENTIALITY OF THIS LETTER OF INTENT. Unless required by law, neither the Parties nor any of their respective affiliates, nor any of their respective employees or agents, will make any press release or other public announcement or disclosure of this letter or its contents, the transaction contemplated herein or the fact of either Parties' interest as evidenced hereby. The foregoing shall not prohibit the disclosure of this letter or its contents to attorneys, accountants, lenders or financial advisors of either Party. The foregoing shall likewise not prohibit the disclosure of this letter to any firm that is seeking to acquire control of HEARx, provided that HEARx gives advance notice to SHI and makes the disclosure under similar confidentiality restrictions. This section 6 is binding on the parties.

7. CONFIDENTIAL INFORMATION. During the course of negotiating the matters described herein, each Party may disclose, to the other Party, information the disclosing Party considers to be proprietary and confidential to it ("Confidential Information"). The receiving Party agrees to hold such Confidential Information as confidential and to limit the dissemination of such information to persons



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    having a need to know and who have agreed in advance of disclosure to hold such Confidential Information as confidential for at least three (3) years. At the request of the disclosing Party, the receiving Party shall return the disclosing Party's Confidential Information to the disclosing Party. This section 7 is binding upon the Parties and will survive the termination of this Letter of Intent.

8. ASSIGNMENT. This Letter of Intent and any rights or obligations set forth herein may not be assigned by either Party without the prior written consent of the other Party.

9. EXPENSES. Each Party will bear its own expenses in connection with formation of the Alliance contemplated by this Letter of Intent.

10. GOVERNING LAW. This letter will be governed by the laws of the State of New Jersey without regard to principles of conflicts of law.

11. NON-BINDING. Except for the obligation of the Parties to negotiate with each other in good faith, the provisions of this section 11, and the provisions of sections 6 and 7 above, this Letter of Intent is not binding on the parties. Section 6 shall continue to bind the parties for one (1) year after the termination of this Letter of Intent. "Final Agreements" will be contingent, among other things, on approval by the Board of Directors of HEARx and Siemens Audiologische Technik GmbH of Erlangen, Germany.

12. TERMINATION. This Letter of Intent will be deemed terminated if it is not superseded by Final Agreements within sixty (60) days of the date of HEARx's acceptance, but this sixty (60) day period may be extended on mutual consent of the parties.

13. SCHEDULE. Immediately upon both Parties' execution of this Letter of Intent, the Parties will begin their good faith negotiations and their preparation of necessary documents. It is anticipated that these will be completed within sixty (60) days, but this date may be extended on mutual consent of the Parties.

14. BINDING AGREEMENT. This Letter of Intent will become a contract binding upon the parties if HEARx makes a written request to SHI for SHI to advance funds to HEARx under the above-referenced Line of Credit. Upon such advance, the parties will forthwith become obliged to bargain in good faith to achieve the aims and purposes of this Letter of Intent and to include the herein-recited terms and conditions into definitive agreements between the parties.

        If you concur with the intent set forth above, please so indicate by signing a counterpart of this letter and returning it to

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me via facsimile at 732-562-6682. I look forward to a successful and mutually rewarding strategic alliance.

Cordially yours,

SIEMENS HEARING INSTRUMENTS, INC.


By /s/ PAUL ERICKSON
  ------------------------
  Paul Erickson, President



AGREED & ACCEPTED:

HEARX, LTD.




By  /s/ STEPHEN J. HANSBROUGH
  ----------------------------
  Stephen J. Hansbrough, President and COO